Exhibit 16.1

February 9, 2018

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the press release on Exhibit 99.1 to the Form 6-K dated February 9, 2018 of 500.com Limited and are in agreement with the statements contained in the first and second paragraphs therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

/s/Ernst & Young Hua Ming LLP

Shenzhen, the People’s Republic of China